UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)

                                Downey Financial Corp.
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                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
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                         (Title of Class of Securities)

                                    261018105
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                                 (CUSIP Number)

                                December 31, 2006
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X| Rule 13d-1(b)
|_| Rule 13d-1(c)
|_| Rule 13d-1(d)


CUSIP NO.  261018105


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1     NAME OF REPORTING PERSON
      SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

      Aronson+Johnson+Ortiz, LP
      23-2312104
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2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) |_|
                                                                         (b) |_|
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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                  5     SOLE VOTING POWER

                        164,700
 NUMBER OF        --------------------------------------------------------------
  SHARES          6     SHARED VOTING POWER
BENFICIALLY
 OWNED BY               0
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                 216,700
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
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9     AGGREGATE AMOUNT BENFICIALLY OWNED BY EACH REPORTING PERSON

      216,700
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES   |_|

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .8%
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12    TYPE OF REPORTING PERSON

      IA
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Item  1.

            a) Name of Issuer:      Downey Financial Corp.
            b) Address:             3501 Jamboree Road
				    Newport Beach, CA 92660
Item  2.
            a) Name of Filer:       Aronson+Johnson+Ortiz, LP

            b) Address of Filer:    230 S. Broad Street, 20th Floor
                                    Philadelphia, PA 19102

            c) Citizenship:         Delaware

            d) Title of Class of Securities: Common Stock, Par Value $.01

            e) CUSIP Number: 	    261018105

Item 3. Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)   |_|   Broker or Dealer registered under Section 15 of the Act
      (b)   |_|   Bank as defined in section 3 (a) (6) of the Act
      (c)   |_|   Insurance Company as defined in section 3 (a) (6) of the Act
      (d)   |_|   Investment Company registered under section 8 of the
                  Investment Company Act
      (e)   |X|   Investment Adviser registered under section 203 of the
                  Investment Advisers act of 1940
      (f)   |_|   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see 240.13d-1 (b) (1) (ii) (F)
      (g)   |_|   Parent Holding Company, in accordance with 240.13d-1 (b) (ii)
                  (G) (Note: See Item 7)
      (h)   |_|   Group, in accordance with 240.13d-1(b) (1) (ii) (H)

Item 4.  Ownership

            a)    Amount beneficially owned: 216,700
            b)    Percent of Class: .8%
            c)    Number of shares:

                  (i)   Sole voting power -- 164,700
                  (ii)  Shared voting power -- 0
                  (iii) Sole disposal power -- 216,700
                  (iv)  Shared disposal power - 0


Item 5.    Less than 5% beneficial ownership
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.    More than 5% on behalf of another person

The securities as to which this schedule is filed by Aronson+Johnson+Ortiz, LP, in its capacity as investment adviser, are owned of record by clients of Aronson+Johnson+Ortiz,LP.

Item 7.    Subsidiary     na

Item 8.    If group     na

Item 9.    Notice of Dissolution      na

Item 10.   Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2007
      Date

Aronson+Johnson+Ortiz, LP


By: /s/ Joseph F. Dietrick, Chief Compliance Officer
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            Name, Title